Exhibit 11.1

Baker Tilly Virchow Krause, LLP 8219 Leesburg Pike, Suite 800 Tysons Corner, VA 22182-2625 tel 703 923 8300 fax 703 923 8330 bakertilly.com

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of:
StreetShares, Inc. and Subsidiaries

We consent to the use in this Registration Statement on Form 1-A of our report dated October 13, 2015, relating to the consolidated financial statements of StreetShares, Inc. and subsidiaries as of and for the year ended June 30, 2015 and as of June 30, 2014 and for the period July 15, 2013 (inception) through June 30, 2014, which appears in such Registration Statement, and to the reference to our firm under the heading “Experts” in such Registration Statement.

Tysons Corner, Virginia

December 4, 2015